Exhibit 99.1

Corporate Contact:

Karen Silva

Director of Investor Relations

BakBone Software, Inc.

858-795-7525

karen.silva@bakbone.com

BAKBONE SOFTWARE ANNOUNCES END OF

RELATIONSHIP WITH KPMG LLP

SAN DIEGO, CA – October 12, 2004 – BakBone Software (TSX: BKB; OTCBB: BKBOF), a global provider of data protection software, today announced that KPMG LLP has resigned as the Company’s independent auditor providing no explanation for the resignation. The Company’s Audit Committee is in advanced discussions toward the selection of a new independent auditor, and once the selection is final, will commit all resources to finalizing the review of its second quarter fiscal 2005 financial and operational results and subsequent filing of its Form 10-Q for the quarter ended September 30, 2004 in as timely manner as possible.

The reports of KPMG on the Company’s financial statements for the fiscal years ended March 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. KPMG’s report on the Company’s fiscal 2004 and 2003 consolidated financial statements contained an explanatory paragraph indicating that the Company had restated its financial statements for such periods.

Additional information will be provided in the Company’s Form 8-K filing to be made with the Securities and Exchange Commission today.

About BakBone Software, Inc.

BakBone Software (OTCBB: BKBOF; TSX: BKB) is a leading international data protection solution provider that develops and distributes data backup, restore, and disaster recovery software for network storage and open-systems environments worldwide. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small to medium size businesses. Founded in 2000, BakBone products are used by Fortune 1000 corporations and domestic and international government entities. Distributed through a select global network of OEM partners, resellers and solution providers, interested companies can learn more about BakBone’s products and services at www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, any statements, express or implied, regarding the status or anticipated success of our efforts to engage a new independent audit firm in a timely manner. The potential risks and uncertainties may include, but are not limited to, the timing of the client acceptance process by audit firms, the availability of qualified audit firms and their ability to complete the review of our interim financial results on a timely basis. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in the current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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